[ASHLAND PARTNERS & COMPANY LLP LETTERHEAD]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the WCM International Growth Fund Prospectus dated August 31, 2012 in regard to our verification of WCM Investment Management’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ MELVIN W. ASHLAND

Melvin W. Ashland, CPA, PFS
Managing Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
August 27, 2012